     As filed with the Securities and Exchange Commission on October 3, 2002

                                                    Registration No. 333-97511


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                  PEMSTAR INC.
             (Exact name of registrant as specified in its charter)

           Minnesota                                    41-1771227

(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                           3535 Technology Drive N.W.
                           Rochester, Minnesota 55901
                                 (507) 288-6720
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         Allen J. Berning              Copy to:       Jonathan B. Abram, Esq.
    3535 Technology Drive N.W.                          Dorsey & Whitney LLP
    Rochester, Minnesota 55441                         50 South Sixth Street
          (507) 288-6720                               Minneapolis, MN 55402
                                                          (612) 340-2740

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                        CALCULATION OF REGISTRATION FEE
===============================================================================================================
                                                       Proposed             Proposed
       Title of Each               Amount               Maximum              Maximum              Amount of
    Class of Securities            to be             Offering Price         Aggregate           Registration
      to be Registered           Registered/(1)/      Per Share/(2)/     Offering Price/(2)/         Fee/(3)/
---------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value     5,642,160               $1.08             $7,096,239               $653

===============================================================================================================

/(1)/ Shares of common stock that may be offered pursuant to this registration statement consist of shares that may be issuable upon conversion of or in payment of interest on outstanding convertible notes and upon exercise of outstanding warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we included
      (i) 2,192,982 shares, representing 100% of the number of shares of common stock issuable upon conversion in full of the outstanding convertible notes as of July 31, 2002, (excluding accrued interest) at a conversion price of $2.28 per share, (ii) 1,410,866 shares, representing 100% of the number of shares of common stock issuable as the accrued and future payment of interest on the outstanding convertible notes as of July 31, 2002, (iii) 788,312 shares, representing 100% of the number of shares of common stock issuable upon exercise in full of outstanding warrants at an exercise price of $2.28, (iv) 250,000 shares, representing 100% of the number of shares of common stock issuable upon exercise in full of outstanding warrants at an exercise price of $1.62 and (v) 1,000,000 shares, representing 100% of the number of shares of common stock issuable upon exercise in full of outstanding warrants at an exercise price of $2.00 per share. Pursuant to Rule 416 under the Securities Act of 1933, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

/(2)/ The proposed maximum aggregate offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low prices of the registrant's common stock listed on the Nasdaq National Market as reported on the consolidated reporting system on July 25, 2002, which was included in the initial filing.

/(3)/ The registration fee was paid with the initial filing.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

********************************************************************************
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
********************************************************************************

                  Subject to completion, dated October 3, 2002



                                   PROSPECTUS

                                  PEMSTAR INC.


                                   ----------


                               5,642,160 SHARES OF
                                  COMMON STOCK


                                   ----------


     This prospectus relates to 5,642,160 shares of common stock which may be sold from time to time by the selling shareholders, including their transferees, pledgees or donees or their successors. The shares are being registered to permit the selling shareholders to sell the shares from time to time in the public market. The selling shareholders may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section "Plan of Distribution" beginning on page 14. We cannot assure you that the selling shareholders will sell all or any portion of the common stock offered under this prospectus. We will not receive any proceeds from the sale of these shares. Any commissions received by a broker or dealer in connection with resales of these shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.


                                   ----------


                  INVESTING IN OUR COMMON STOCK INVOLVES RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 2.


                                   ----------



     Our common stock is listed on the Nasdaq National Market under the trading symbol "PMTR." On October 2, 2002, the last sale price of our common stock as reported on The Nasdaq Stock Market was $1.43 per share.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     Our principal executive office address is Pemstar Inc., 3535 Technology Drive N.W., Rochester, Minnesota, 55901, telephone number (507) 288-6720.

                 The date of this prospectus is         , 2002.

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and any risk factors included in our reports filed with the Securities and Exchange Commission incorporated by reference into this prospectus along with the other information contained in this prospectus and those reports before deciding whether to purchase any shares of our common stock. If any of the following risks or the risks contained in those reports actually occur, our business and operating results could be harmed. This could cause the value of our common stock to decline, and you may lose all or part of your investment.

                   Risks Relating to Our Business and Industry

Reductions in demand and other factors have caused net losses.


     The continuing reduction in capital spending by businesses for new technologies, the remaining effects of the recent recession and the market disruptions caused by the September 2001 terrorist attacks in the United States and threats of hostilities in the Middle East and Asia have reduced demand in many of the technology markets we serve. As a result of these market conditions, we experienced a significant reduction in demand for our products and services during the third and fourth quarters of fiscal 2002 and the first quarter of fiscal 2003, which caused us to incur net losses of $12.5 million in the third quarter, $47.0 million in the fourth quarter and $19.8 million in the first quarter, respectively. There is on-going uncertainty in the demand for our products and services, which may rapidly and significantly fluctuate. A continuation of the recession, outbreak of hostilities or any other event leading to excess capacity or a continued or increased downturn in the markets we serve would likely negatively affect our net sales. In addition, the communications, computing, data storage, industrial and medical equipment markets of the electronics manufacturing services industry are characterized by intense competition, relatively short product life-cycles and significant fluctuations in product demand. These markets are also subject to rapid technological change and product obsolescence. If any of these factors or other factors reduce demand for specific products or components that we design or manufacture for our customers, our net sales would likely be negatively affected. Due to these market conditions and factors, we may experience net losses in future periods.


We depend on a small number of customers for a significant portion of our net sales and the loss of any of our major customers would harm us.

     We depend on a relatively small number of customers for a significant portion of our net sales. Our two largest customers in fiscal 2002 were IBM and Motorola, which represented approximately 25% and 14% of our total net sales. In addition, our ten largest customers in fiscal 2002 accounted for approximately 70% of our net sales. We expect to continue to depend upon a relatively small number of customers for a significant percentage of our net sales. Because our major customers represent such a large part of our business, the loss of any of our major customers could negatively impact our business.

     Our major customers may not continue to purchase products and services from us at current levels or at all. In the past, we have lost customers due to the acquisition of our customers, product discontinuation and customers' shifting production of products to internal facilities. We may lose customers in the future for similar reasons. We may not be able to expand our customer base to make up any sales shortfalls if we lose a major customer. Our attempts to diversify our customer base and reduce our reliance on particular customers may not be successful.

Our business has been adversely affected by reductions or delays in customer orders.


     We do not typically obtain firm long-term purchase orders or commitments from our customers. We work closely with our customers to develop forecasts for future orders, but these forecasts are not always binding. In some cases, customers may cancel their orders, change production quantities from forecast volumes or delay production for a number of reasons beyond our control. Any material delay, cancellation or reduction of orders from our largest customers could cause our net sales to decline significantly and could result in us holding excess inventories of components and materials. In the third and fourth quarters of fiscal 2002 and first quarter of fiscal 2003, these and similar factors caused us to recognize charges for inventory reserves and adjustments of $8.9 million. We may be required to recognize similar charges in future periods.


     Many of our costs and operating expenses are relatively fixed. As a result, a reduction in customer demand can decrease our gross profit and adversely affect our business, financial condition and results of operations. In fiscal 2002, our gross profit declined to 4.6% as a percentage of net sales as compared to 8.5% in fiscal 2001. We have implemented restructuring activities to improve operating results. We may not realize the intended expense reductions under our restructuring plans or improve our gross profit.

We require additional sources of funds for working capital.

     Our continued viability depends on our ability to generate additional cash from operations or obtain additional sources of funds for working capital. Our ability to maintain sufficient liquidity depends, in part, on our achieving anticipated revenue targets and intended expense reductions from our restructuring activities. We may not achieve these targets or realize the intended expense reductions. If our operating goals are not met, we will be required to secure additional financing from lenders or sell additional securities. We may not be able to obtain additional capital when we want or need it, and capital may not be available on satisfactory terms. If we issue additional equity securities or convertible debt to raise capital, it may be dilutive to your ownership interest. In addition, any additional capital may have terms and conditions that adversely affect our business, such as financial or operating covenants.

We have been unable to collect all our accounts receivable.


     Falling demand for the products of our technology customers and liquidity difficulties for these companies have forced us to reach accommodations with a portion of our customers and have limited our ability to collect fully our accounts receivable from these customers. In addition, several significant customers have filed for bankruptcy protection, which limits our recovery of accounts receivable from these customers. In the third and fourth quarters of fiscal 2002 and first quarter of fiscal 2003, these and similar factors caused us to recognize charges for accounts receivable adjustments of $10.1 million. We may be required to recognize similar charges in future periods.

Our acquisition strategy may not succeed.

     As part of our business strategy, we have acquired other companies, assets or product lines that complement or expand our existing business. These acquisitions have not been entirely successful, and in the fourth quarter of fiscal 2002, we incurred approximately $24.2 million of goodwill impairment charges related to facilities acquired by us in the past three years. Although we anticipate seeking further acquisition opportunities, we cannot assure you that we will be able to identify suitable acquisition candidates or finance and complete transactions that we select. We may incorrectly judge the value or worth of an acquired company or business. In addition, its key personnel may decide not to work for us. We may also have difficulty in integrating acquired businesses, products, services and technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and workforce, increase our expenses and adversely affect our operating results. Furthermore, we may incur significant debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of equity securities could be dilutive to our shareholders. Failure to execute our acquisition strategy may adversely affect our business, financial condition and results of operations.

We have experienced significant growth in a short period of time and we may have trouble managing our expanded operations.

     We have grown rapidly in recent years due to acquisitions and internal growth. Our rapid growth has placed and will continue to place a significant strain on our management, financial resources and on our information, operations and financial systems. We face risks associated with coordinating multinational operations and reporting systems, diverse technologies and multiple products and services. In addition, our growth has increased our expenses and working capital requirements. If we are unable to manage our growth effectively, it may have an adverse effect on our business, financial condition and results of operations. We cannot assure you that we will manage our growth effectively

Increased competition may result in decreased demand or prices for our services.

     The electronics manufacturing services industry is highly competitive and characterized by low margins. We compete against numerous United States and foreign service providers with global operations, as well as those who operate on a local or regional basis. In addition, current and prospective customers continually evaluate the merits of manufacturing products internally. Consolidation in the electronics manufacturing services industry results in a continually changing competitive landscape. The consolidation trend in the industry also results in larger and more geographically diverse competitors who have significant combined resources with which to compete against us. Some of our competitors have substantially greater managerial, manufacturing, engineering, technical, financial, systems, sales and marketing resources than we do. These competitors may:

..    Respond more quickly to new or emerging technologies;

..    Have greater name recognition, critical mass and geographic and market presence;

..    Be better able to take advantage of acquisition opportunities;

..    Adapt more quickly to changes in customer requirements; and

..    Devote greater resources to the development, promotion and sale of their services.

     We also may be operating at a cost disadvantage as compared to competitors who have greater direct buying power from component suppliers, distributors and raw material suppliers or who have lower cost structures. Increased competition from existing or potential competitors could result in price reductions, reduced margins or loss of market share.

We anticipate that our net sales and operating results will fluctuate which could affect the price of our common stock.

     Our net sales and operating results have fluctuated and may continue to fluctuate significantly from quarter to quarter. A substantial portion of our net sales in any given quarter may depend on obtaining and fulfilling orders for assemblies to be manufactured and shipped in the same quarter in which those orders are received. Further, a significant portion of our net sales in a given quarter may depend on assemblies configured, completed, packaged and shipped in the final weeks of such quarter. Our operating results may fluctuate in the future as a result of many factors, including:

..    Variations in customer orders relative to our manufacturing capacity;

..    Variations in the timing of shipment of products to customers;

..    Our ability to recognize revenue with respect to products held for customers;

..    Introduction and market acceptance of our customers' new products;

..    Changes in competitive and economic conditions generally or in our customers' markets;

..    Effectiveness of our manufacturing processes, including controlling costs;

..    Changes in cost and availability of components or skilled labor; and

..    The timing and price we pay for acquisitions and related acquisition costs.

     Our operating expenses are based on anticipated revenue levels and a high percentage of our operating expenses are relatively fixed in the short term. As a result, any unanticipated shortfall in revenue in a quarter would likely adversely affect our operating results for that quarter. Also, changes in our product assembly mix may cause our margins to fluctuate, which could negatively impact our results of operations for that period. Results in any period should not be considered indicative of the results to be expected in any future period. It is possible that in one or more future periods our results of operations will fail to meet the expectations of securities analysts or investors, and the price of our common stock could decline significantly.

Our predictions of future operating results may not be achieved.

     From time to time in earnings releases and otherwise, we may publish forecasts or other forward-looking statements, or comment on the estimates of financial analysts, regarding our future results, including estimated revenues or net earnings. Any forecast of, or comment on, our future performance reflects various assumptions. These assumptions are subject to significant uncertainties, and as a matter of course, any number of them may prove to be incorrect. Further, the achievement of any forecast depends on numerous risks and other factors (including those described in this discussion), many of which are beyond our control. As a result, we cannot assure you that our performance will be consistent with any management forecasts or comments or that the variation from such forecasts or comments will not be material and adverse. You are cautioned not to base your entire analysis of our business and prospects upon isolated predictions, but instead are encouraged to utilize our entire publicly available mix of historical and forward-looking information, as well as other available information affecting us and our services, when evaluating our prospective results of operations.

Shortages or price fluctuations in component parts specified by our customers could delay product shipments and adversely affect our profitability.

     Many of the products we manufacture require one or more components that we order from sole-source suppliers. Supply shortages for a particular component can delay production of all products using that component or cause cost increases in the services we provide. In the past, some of the materials we use, such as capacitors and memory and logic devices, have been subject to industry-wide shortages. As a result, suppliers have been forced to allocate available quantities among their customers and we have not been able to obtain all of the materials desired. Our inability to obtain these needed materials could slow production or assembly, delay shipments to our customers, increase costs and reduce operating income. In certain circumstances, we may bear the risk of periodic component price increases. Accordingly, some component price increases could increase costs and reduce our operating income.

     In addition, if we fail to manage our inventory effectively, we may bear the risk of fluctuations in materials costs, scrap and excess inventory, all of which adversely affect our business, financial condition and results of operations. We are required to forecast our future inventory needs based upon the anticipated demand of our customers. Inaccuracies in making these forecasts or estimates could result in a shortage or an excess of materials. A shortage of materials could lengthen production schedules and increase costs. An excess of materials may increase the costs of maintaining inventory and may increase the risk of inventory obsolescence, both of which may increase expenses and decrease our profit margins and operating income.

If we are unable to respond to rapidly changing technologies and process developments, we may not be able to compete effectively.

     The market for our products and services is characterized by rapidly changing technologies and continuing process developments. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, to develop and market products and services that meet changing customer needs and to successfully anticipate or respond to technological changes on a cost-effective and timely basis. Our core technologies could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete or that reduce the demand for our services. We cannot assure you that we will effectively respond to the technological requirements of the changing market. If we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of these technologies may require us to make significant capital investments. We cannot assure you that we will be able to obtain capital for these purposes in the future or that investments in new technologies will result in commercially viable technological processes. The loss of revenue and earnings to us from these changing technologies and process developments could adversely affect us.

Operating in foreign countries exposes us to increased risks which could adversely affect our results of operations.

     We currently have foreign operations in Brazil, China, Ireland, Israel, Japan, Mexico, the Netherlands, Singapore and Thailand. We may in the future expand into other international regions. We have limited experience in managing geographically dispersed operations and in operating in foreign countries. We also purchase a significant number of components manufactured in foreign countries. Because of the scope of our international operations, we are subject to the following risks, which could adversely impact our results of operations:

..    Economic or political instability;

..    Transportation delays and interruptions;

..    Foreign currency exchange rate fluctuations;

..    Increased employee turnover and labor unrest;

..    Longer payment cycles;

..    Greater difficulty in collecting accounts receivable;

..    Incompatibility of systems and equipment used in foreign operations;

..    Difficulties in staffing and managing foreign personnel and diverse cultures; and

..    Less developed infrastructures.

     In addition, changes in policies by the United States or foreign governments could negatively affect our operating results due to increased duties, increased regulatory requirements, higher taxation, currency conversion limitations, restrictions on the transfer of funds, the imposition of or increase in tariffs and limitations on imports or exports. Also, we could be negatively affected if our host countries revise their policies away from encouraging foreign investment or foreign trade, including tax holidays.

We may be unable to protect our intellectual property, which would negatively affect our ability to compete.

     We rely on our proprietary technology, and we expect that future technological advances made by us will be critical to remain competitive. Therefore, we believe that the protection of our intellectual property rights is, and will continue to be, important to the success of our business. We rely on a combination of patent, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite these protections, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technology. We cannot be certain that patents we have or that may be issued as a result of our pending patent applications will protect or benefit us or give us adequate protection from competing technologies. We also cannot be certain that others will not develop our unpatented proprietary technology or effective competing technologies on their own. We believe that our proprietary technology does not infringe on the proprietary rights of others. However, if others assert valid infringement claims against us with respect to our past, current or future designs or processes, we could be required to enter into expensive royalty arrangements, develop non-infringing technologies or engage in costly litigation, which could negatively affect our business, financial condition and results of operations.

Our inability to expand our Web-based supply chain management system could negatively impact our future competitiveness.

     Our future success depends in part on our ability to rapidly respond to changing customer needs by scaling operations to meet customers' requirements, shift capacity in response to product demand fluctuations, procure materials at advantageous prices, manage inventory and effectively distribute products to our customers. In order to continue to meet these customer requirements, we have developed a Web-based supply chain management system that enables us to collaborate with our customers on product content and to process engineering changes. We are currently implementing an enhanced version of our existing system, which will include real-time communications between our customers across all of our facilities. Our inability to expand this Web-based system, or delays or defects in such expansion could negatively impact our ability to manage our supply chain in an efficient and timely manner to meet customer demands, which could adversely affect our competitive position and negatively affect our ability to be competitive in the electronics manufacturing services industry.

Our business could suffer if we lose the services of, or fail to attract, key personnel.

     Our future success largely depends on the skills and efforts of our executive management and our engineering, manufacturing and sales employees. We do not have employment contracts or non-competition agreements with any of our executive management or other key employees. The loss of services of any of our executives or other key personnel could negatively affect our business. Our continued growth will also require us to attract, motivate, train and retain additional skilled and experienced managerial, engineering, manufacturing and sales personnel. We face intense competition for such personnel. We may not be able to attract, motivate and retain personnel with the skills and experience needed to successfully manage our business and operations.

We are subject to a variety of environmental laws, which expose us to potential financial liability.

     Our operations are regulated under a number of federal, state, provincial, local and foreign environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with these environmental laws is a significant consideration for us because we use metals and other hazardous materials in our manufacturing processes. We may be liable under environmental laws for the cost of cleaning up properties we own or operate if they are or become contaminated by the release of hazardous materials, regardless of whether we caused the release. In addition, we, along with any other person who arranges for the disposal of our wastes, may be liable for costs associated with an investigation and remediation of sites at which we have arranged for the disposal of hazardous wastes, if such sites become contaminated, even if we fully comply with applicable environmental laws. In the event of contamination or violation of environmental laws, we could be held liable for damages including fines, penalties and the costs of remedial actions and could also be subject to revocation of our discharge permits. Any such penalties or revocations could require us to cease or limit production at one or more of our facilities, thereby harming our business.

                          Risks Related to the Offering

Provisions in our charter documents and Minnesota law may delay or prevent an unsolicited takeover effort to acquire our company, which could inhibit your ability to receive an acquisition premium for the securities.

     Provisions of our amended articles of incorporation and our amended and restated bylaws and provisions of Minnesota law may delay or prevent an unsolicited takeover effort to acquire our company on terms that you may consider to be favorable. These provisions include the following:

..    No cumulative voting by shareholders for directors;

..    A classified board of directors with three-year staggered terms;

..    The ability of our board to set the size of the board of directors, to create new directorships and to fill vacancies;

..    The ability of our board to amend the bylaws;

..    A shareholder rights plan, which discourages the unauthorized acquisition of 15% or more of our common stock or an unauthorized exchange or tender offer;

..    Restrictions under Minnesota law on mergers or other business combinations between us and any holder of 10% or more of our outstanding common stock;
     and

..    A requirement that at least two-thirds of our shareholders and at least two-thirds of our directors approve amendments of our articles of incorporation.

Our board of directors has the power to issue preferred stock and to designate the rights and preferences of that series of preferred stock that could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock.

     Under our articles of incorporation, our board of directors has the power to issue preferred stock and to designate the rights and preferences of that series of preferred stock. In connection with this, our board of directors may designate the new series any rights, preferences and privileges that the board of directors deems appropriate, including special dividend, liquidation and voting rights. The creation and designation of a new series of preferred stock could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock and, possibly, any other class or series of stock that is then in existence.

                           FORWARD LOOKING STATEMENTS

     Except for historical information, this prospectus (including the information incorporated by reference) contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties, including, among other things, statements regarding our revenue mix, anticipated costs and expenses, service development, relationships with strategic partners, pending acquisitions and other factors discussed under "Risk Factors." These forward-looking statements may include declarations regarding our belief or current expectations of management, such as statements indicating that "we expect," "we anticipate," "we intend," "we believe," and similar language. We caution that any forward-looking statement made by us in this prospectus or in other announcements or filings made by us are further qualified by important factors that could cause actual results to differ materially from those projected in the forward-looking statements, including without limitation the risk factors set forth in this prospectus and the reports incorporated herein by reference.

                                  PEMSTAR INC.

     The following is a brief summary of our business. You should read the summary of our business included in our reports filed with the Securities and Exchange Commission incorporated by reference into this prospectus along with the other information contained in this prospectus and those reports before deciding whether to purchase any shares of our common stock.

     Pemstar Inc., incorporated in Minnesota in 1994, provides a comprehensive range of engineering, manufacturing and fulfillment services to our customers on a global basis through seventeen facilities strategically located in North America, South America, Asia, and Europe. We provide electronics manufacturing services to original equipment manufacturers in the communications, computing, data storage, industrial and medical equipment markets. Our comprehensive service offerings support our customers' needs from product development and design through manufacturing to worldwide distribution and aftermarket support.

     We offer a comprehensive range of engineering, manufacturing and fulfillment services that support our customers' products from initial design through prototyping, design validation, testing, ramp to volume production, worldwide distribution and aftermarket support. We support all of our service offerings with a comprehensive supply chain management system, superior quality management program and sophisticated information technology systems. Our comprehensive service offerings enable us to provide a complete solution for our customers' outsourcing requirements.

     We support our engineering, manufacturing, distribution and aftermarket support services with an efficient supply chain management system and a superior quality management program. All of our value-added support services are implemented and managed through sophisticated information technology systems, which enable us to collaborate with our customers throughout all stages of the engineering, manufacturing and order fulfillment processes.

     We offer original equipment manufacturers expertise in a wide variety of traditional and advanced manufacturing technologies. Our technical expertise supports standard printed circuit board assembly as well as increasingly complex products that require advanced engineering skills and equipment. We intend to continue to maintain our technical expertise in traditional methods and processes and to continue developing and maintaining our expertise in advanced and emerging technologies and processes.

              SALE AND ISSUANCE OF 6 1/2% SUBORDINATED CONVERTIBLE
                               NOTES AND WARRANTS

     On May 10, 2002, we sold $5 million principal amount of subordinated convertible notes convertible into approximately 2,192,982 shares of common stock and warrants exercisable for approximately 788,312 shares of common stock pursuant to the terms of a securities purchase agreement entered into on May 3, 2002 with Smithfield Fiduciary LLC and Citadel Equity Fund Ltd. The applicable conversion price for these convertible notes and the exercise price for the above-referenced warrants is $2.28. In addition, we issued the investors seven-year warrants exercisable for an aggregate of 1,000,000 shares of our common stock with an exercise price of $2.00 pursuant to a letter agreement dated May 8, 2002. On July 18, 2002, we issued the investors seven-year warrants exercisable for an aggregate of 250,000 shares of our common stock with an exercise price of $1.62 pursuant to an amendment and termination agreement dated July 18, 2002. Details regarding these transactions can be found in our Current Reports on Form 8-K filed on May 6, May 13 and July 19, 2002 and the exhibits filed with those Current Reports. We have used the net proceeds from the issuance and sale of the convertible notes and warrants for working capital.

                              SELLING SHAREHOLDERS

     The shares of common stock being offered by the selling shareholders are issuable upon conversion of or as interest on the convertible notes or upon exercise of the warrants. We are registering the shares in order to permit the selling shareholders to offer the shares of common stock for resale from time to time. Except for the ownership of the convertible notes and the warrants, the selling shareholders have not had any material relationship with us within the past three years.


     The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by the selling shareholders. The second column lists the number of shares of common stock owned, including the number of shares of common stock, based on its ownership of the convertible notes and the warrants, that would have been issuable to the selling shareholders as of July 22, 2002 assuming conversion of all convertible notes and exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercise. The third column lists the number of shares of common stock being offered by this prospectus by the selling shareholders, which was determined by estimating the number of shares issuable upon conversion of the convertible notes (excluding accrued interest) and exercise of the warrants and the maximum number of shares issuable by us in lien of the payment of interest over the entire term of the convertible notes. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.


     Under the terms of the convertible notes and the warrants, a selling shareholder may not convert the convertible notes, or exercise the warrants, to the extent such conversion or exercise would cause such selling shareholder, together with its affiliates, to have acquired a number of shares of common stock which would exceed 5.0% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."


Name
                                               Number of        Maximum Number of      Number of
                                                Shares          Shares to be Sold        Shares
                                             Owned Prior to     Pursuant to this      Owned After
                                                Offering           Prospectus          Offering
-------------------------------------------- --------------    -----------------    --------------
Smithfield Fiduciary LLC(1) ...............        2,119,943           2,821,080                 0
Citadel Equity Fund Ltd.(2) ...............        3,157,271           2,821,080         1,037,328


(1) Highbridge Capital Management, LLC ("Highbridge") is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over the shares of common stock held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield Fiduciary LLC.

(2) Includes 1,037,322 shares of common stock held by or issuable to Citadel Equity Fund Ltd. that are not being offered pursuant to this prospectus and 6 shares of common stock held by Aragon Investments, Ltd. (an entity under common control with Citadel Equity Fund Ltd.) that are not being offered pursuant to this prospectus. Citadel Limited Partnership ("Citadel") is the trading manager of each of Citadel Equity Fund Ltd. and Aragon Investments, Ltd. and consequently has voting control and investment discretion over securities held by Citadel Equity Fund Ltd. and Aragon Investments, Ltd. Citadel disclaims beneficial ownership of the shares beneficially owned by Citadel Equity Fund Ltd. and Aragon Investments, Ltd. Each of Citadel Equity Fund Ltd. and Aragon Investments, Ltd. disclaims beneficial ownership of the shares held by the other. Kenneth C. Griffin indirectly controls Citadel. Mr. Griffin disclaims beneficial ownership of the shares beneficially owner by Citadel, Citadel Equity Fund Ltd. and Aragon Investments, Ltd.

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock issuable upon conversion of the convertible notes and upon exercise of the warrants to permit the resale of the shares of common stock by the holders of the convertible notes and the warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

     The selling shareholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

     (1) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

     (2) in the over-the-counter market,

     (3) in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

     (4) through the writing of options, whether such options are listed on an options exchange or otherwise, or

     (5) through the settlement of short sales.

     If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

     The selling shareholders may pledge or grant a security interest in some or all of the convertible notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to the prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

     The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

     The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

     We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement estimated to be $35,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. In connection with sales made pursuant to this prospectus, we will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the registration rights agreements or we may be entitled to contribution.

     Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, and does not contain all the information set forth in the registration statement and exhibits to the registration statement. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our reports, proxy statements and other information filed can be inspected and copied at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1
(800) SEC-0330. A copy of the registration statement and other information that we file electronically is also available on the Seucrities and Exchange Commission's EDGAR site on the World Wide Web at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We "incorporate by reference" into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. We incorporate the documents listed below:

           (a) our Annual Report on Form 10-K for the year ended March 31, 2002;

           (b) our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

           (c) our Current Reports on Form 8-K filed on May 6 (two reports), May 13, July 19, August 1 and August 16, 2002; and

           (d) the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A/A dated July 29, 2002 pursuant to
     Section 12(g) of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Registration Statement on Form S-3 and prior to the termination of the offering described herein.

     We also incorporate by reference any filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 filed subsequent to the filing of this prospectus and prior to the termination of the offering of the shares. Any statement contained in this prospectus or in a document all or part of which is incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide you without charge upon written or oral request, a copy of any or all of the documents incorporated herein by reference (including exhibits specifically incorporated by reference in those documents). Requests for such copies should be directed to Chief Financial Officer, Pemstar Inc., 3535 Technology Drive N.W., Rochester, Minnesota, 55901, telephone number (507) 288-6720.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule incorporated by reference or included in our Annual Report on Form 10-K for the year ended March 31, 2002, as set forth in their report, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares offered hereby has been passed upon for us by Dorsey & Whitney LLP, Suite 1500, 50 South Sixth Street, Minneapolis, Minnesota 55402.

================================================================================

     No dealer, salesperson or any other person
has been authorized to give any information or to
make any representations other than those
contained in this prospectus, and, if given or            5,642,160 Shares
made, such information or representations must not
be relied upon as having been authorized by the
Company, any Selling Shareholders or any other
person. This Prospectus does not constitute an
offer to sell or a solicitation of an offer to buy
to any person in any jurisdiction in which such
offer or solicitation would be unlawful or to any
person to whom it is unlawful. Neither the
delivery of this prospectus nor any offer or sale
made hereunder shall, under any circumstances,               Pemstar Inc.
create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                      ----------

                        TABLE OF CONTENTS                    Common Stock

                                                      Page
                                                      ----

Risk Factors .......................................     1
Forward Looking Statements .........................     9
Pemstar Inc. .......................................    10
Sale and Issuance of 6 1/2% Subordinated                     ------------
Convertible Notes and Warrants .....................    11
Selling Shareholders ...............................    12    PROSPECTUS
Plan of Distribution ...............................    13
Where You Can Find More Information ................    15   ------------
Incorporation of Certain Documents by Reference ....    15
Experts ............................................    16
Legal Matters ......................................    16






                                                                          , 2002
================================================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         SEC Registration Fee ................................  $   653
         Accounting Fees and Expenses ........................  $ 5,000
         Legal Fees and Expenses .............................  $15,000
         Miscellaneous .......................................  $14,347
                                                                -------
         Total ...............................................  $35,000
                                                                =======

         All fees and expenses other than the Securities and Exchange Commission registration fee are estimated. The expenses listed above will be paid by Pemstar Inc.

Item 15. Indemnification of Directors and Officers

         Section 302A.521 of the Minnesota Business Corporation Act requires corporations to indemnify any person who is made or threatened to be made a party to any proceeding, by reason of the person's former or present official capacity, against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding this right of indemnification, and reference is made to Section 302A.521 for a complete statement of indemnification rights. The general effect of Section 302A.521 is to require Pemstar to reimburse (or pay on behalf of) our directors and officers with respect to any personal liability that may be imposed on them for certain acts performed in their capacity as our directors and officers, except where they have not acted in good faith.

         Article 7 of our articles of incorporation, as amended, provides that our directors are not liable for monetary damages except for liability (i) for a breach of loyalty to Pemstar or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 302A.559 or Minnesota Statutes 80A.23, (iv) for a transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to June 19, 2000. Section 3.14 of our bylaws provides that Pemstar will indemnify its directors and officers in the manner and to the extent provided by law.

         In addition, Article 7 provides that, if the Minnesota Business Corporation Act is amended to eliminate or limit a director's liability, then the directors shall have no liability (or the director's liability will be so limited) to the fullest extent permitted. No repeal to the provisions of Article 7, nor, to the fullest extent permitted by law, any modification of law, shall adversely affect any right or protection of a director existing at the time of such repeal or modification.

Item 16. List of Exhibits

4.1 Articles of Incorporation, as amended, of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-3 (File No. 333-75284)).

4.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 333-37162)).

4.3 Form of certificate of common stock of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 333-37162)).

4.4 Rights Agreement by and between the Company and Wells Fargo Bank Minnesota, N.A. dated August 11, 2000 (incorporated by reference to
        Exhibit 4.2 to the Company's Registration Statement on Form S-3 (File No. 333-75284)).

4.5 Rights Agreement Amendment by and between the Company and Wells Fargo Bank Minnesota, N.A. dated May 8, 2002 (incorporated by reference to
        Exhibit 4.3 to the Company's Registration Statement on Form 8-A/A filed on July 29, 2002).

5.1 Opinion and consent of Dorsey & Whitney LLP regarding the legality of the common stock (previously filed).


23.1    Consent of Ernst & Young LLP (filed herewith).

23.2    Consent of Dorsey & Whitney LLP (previously filed).

24.1    Power of Attorney (included on the signature page) (previously filed).


Item 17.  Undertakings

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20%
         change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on October 3, 2002.


                                        Pemstar Inc.

                                        By /s/ Allen J. Berning
                                           -------------------------------------
                                        Allen J. Berning
                                        Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



               Name                                   Title                             Date
               ----                                   -----                             ----


/s/ Allen J. Berning                        Chairman, Chief Executive Officer      October 3, 2002
----------------------------------------    and Director (Principal Executive
Allen J. Berning                            Officer)


/s/ Greg S. Lea                             Chief Financial Officer and Director   October 3, 2002
----------------------------------------    (Principal Financial Officer)
Greg S. Lea


/s/ Larry R. Degen                          Corporate Controller                   October 3, 2002
----------------------------------------    (Principal Accounting Officer)
Larry R. Degen


                *
----------------------------------------    Director                               October 3, 2002
Kenneth E. Hendrickson


                *
----------------------------------------    Director                               October 3, 2002
Steve V. Petracca

                  *                           Director       October 3, 2002
----------------------------------------
Robert D. Ahmann


                  *                           Director       October 3, 2002
----------------------------------------
Thomas A. Burton


                  *                           Director       October 3, 2002
----------------------------------------
Michael Odrich


                  *                           Director       October 3, 2002
----------------------------------------
Bruce M. Jaffe


/s/ Allen J. Berning                                         October 3, 2002
----------------------------------------
by: Allen J. Berning
  * Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit         Description of Document             Method of Filing

4.1             Articles of Incorporation, as       Incorporated by reference
                amended, of the Company

4.2             Amended and Restated Bylaws of      Incorporated by reference
                the Company

4.3             Form of certificate of common       Incorporated by reference
                stock of the Company

4.4             Rights Agreement                    Incorporated by reference

4.5             Rights Agreement Amendment          Incorporated by reference

5.1             Opinion and consent of Dorsey &     Previously filed
                Whitney LLP regarding the
                legality of the common stock

23.1            Consent of Ernst & Young LLP        Filed herewith

23.2            Consent of Dorsey & Whitney LLP     Previously filed

24.1            Power of Attorney                   Previously filed